CONTACT MINERALS CORP.
Suite 206, 475 Howe Street
Vancouver, BC
(604) 629-1007

January 14, 2009

Contact Minerals Announces Stock Split Expected to be Effective on February 9, 2009 and a Proposed Private Placement

Vancouver, British Columbia – (OTCBB: CMIZ) On January 8, 2009, the Board of Directors of Contact Minerals Corp. (the “Company”) approved a two-for-one split of the Company’s common stock (the “Stock Split”). The Company’s Board of Directors believes that expanding the capital structure by completing the Stock Split will assist the Company in obtaining the financing required for growth and successful implementation of the Company’s business plan.

Upon completion of the Stock Split, the Company’s authorized capital will be increased from 150,000,000 shares of common stock, par value $0.001 per share, to 300,000,000 shares of common stock, par value $0.001 per share, and stockholders will own two shares of common stock for every one share of common stock held before the Stock Split. The Stock Split is expected to be effective on February 9, 2009.

Private Placement Offering

On January 8, 2009, the Board of Directors of the Company approved a private placement offering of up to $150,000 of 10% convertible notes (the "Convertible Notes Offering"). The Convertible Notes Offering will be completed pursuant to Regulation S promulgated under the Securities Act of 1933 (the “Securities Act”) to persons who are not “U.S. Persons” as contemplated under Regulation S of the Securities Act.

The Company may pay a commission or finders fee of up to 10% of the Convertible Notes Offering proceeds to duly licensed brokers or investment dealers who introduce purchasers or to other person where permitted by law.

The proceeds of the Convertible Notes Offering will be used to fund the Company’s business and for working capital purposes. The Offering will be completed pursuant to the provisions of Regulation S of the Securities Act. There is no assurance that the Offering will be completed on the above terms or at all.

This news release may contain, in addition to historic information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein, including, but not limited to, risks and uncertainties relating to completing the Stock Split and the Convertible Notes Offering. There is also no assurance that the Stock Split and the Convertible Notes Offering will be completed on the above terms or at all. Readers are cautioned not to place undue reliance on the forward-looking statements made in this news release.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the Company’s securities in the United States. The securities have not been registered under the United States Securities Act of 1933, as amended and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available.

For more information contact:

Kerry J. McCullagh
Tel: (604) 629-1007